Exhibit 99.1

Contact: Laurence P. Birch
Chief Financial Officer & Interim CEO
847-229-2222

Aksys, Ltd. Receives NASDAQ Notification

Lincolnshire, IL — June 5, 2006 - Aksys®, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, announced today that on May 31, 2006, it received a letter from Nasdaq indicating that for the last 10 consecutive trading days, the Company’s market value of listed securities has been below $35 million, as required for continued inclusion on the Nasdaq Capital Market by Marketplace Rule 4310(c)(2)(B)(ii).

Nasdaq is providing Aksys with 30 calendar days to regain compliance with this rule. If at any time before June 30, 2006, the market value of the Company’s listed securities is $35 million or more for a minimum of 10 consecutive business days, the Company believes that Nasdaq will determine that the Company has regained compliance. If compliance is not demonstrated by June 30, 2006, Nasdaq will provide written notification that the Company’s securities will be delisted. To the extent that such a delisting notice is received, the Company expects to appeal Nasdaq’s determination. An appeal will stay the delisting pending a hearing before a Nasdaq hearing panel. At the hearing, the Company would provide a plan for regaining full compliance.

About the Company

Aksys, Ltd. produces hemodialysis products, providing services for patients suffering from kidney failure. The Company’s lead product, the PHD® System, is a currently available, advanced technology hemodialysis system designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care. Further information is available on Aksys’ website: www.aksys.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Our actual results could differ materially from the results identified or implied in any forward-looking statement. These statements are based on our views as of the date they are made with respect to future results or events. Factors that could cause such a difference include, but are not limited to, the following: (i) our ability to obtain sufficient capital on acceptable terms to run our business; (ii) risks and uncertainties relating to our ability to satisfy the continued listing requirements of the NASDAQ Capital Market; (iii) uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers; (iv) risks related to uncertain unit pricing and product cost, which may not be at levels that permit us to be profitable; (v) risks related to quality control issues and consistency of service applicable to the PHD System; (vi) market, regulatory reimbursement and competitive conditions; (vii) risks related to the failure to meet additional development and manufacturing milestones for the current or next-generation PHD System on a timely basis, including, without limitation, manufacturing and servicing cost reduction efforts; (viii) risks inherent in relying on third parties to manufacture the current PHD System or develop the next-generation PHD System; (ix) changes in QSR requirements; (x) risks related to the disposition of our common stock by Durus Life Sciences Master Fund Ltd. and its affiliates; (xi) risks related to our new POD strategy and focused resource allocation; and (xii) other factors detailed in our filings with the SEC, including its recent filings on Forms 10-K, 10-Q and 8-K. We do not undertake to publicly update or revise our forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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